Exhibit 16.1

April 12, 2011

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K dated April 8, 2011 of FLM Minerals, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

Sincerely,

MALONEBAILEY, LLP
MaloneBailey, LLP
Houston, Texas
www.malone-bailey.com